                                                                      EXHIBIT 99


          PARRIN PROMOTED TO C.F.O. OF DAIN RAUSCHER, SUCCEEDING APPEL


MINNEAPOLIS (Nov. 18, 1999) - Dain Rauscher Corporation (NYSE: DRC), a full-service brokerage and investment banking firm, has promoted DAVID J. PARRIN to executive vice president and chief financial officer, effective on Jan. 1, 2000. Formerly senior vice president and controller, Parrin is to succeed JOHN
C. APPEL, vice chairman, who becomes president of the company's fixed income capital markets group on Jan. 1, as previously announced.

     As CFO, Parrin will be responsible for treasury, accounting, regulatory/credit, audit, corporate services and other finance and administrative functions. The company will conduct a search for a controller to succeed Parrin.

     "Dave is a strong leader, decision maker and developer of other people," said Appel. "His strong financial background and general business knowledge have been invaluable these past 18 months as we have reshaped our business for the future."

     Parrin, 44, joined Dain Rauscher in 1998 from U.S. Bancorp, where he had served for four years as controller, responsible for its financial accounting, tax and financial reporting functions. Before that he was an audit partner at Ernst & Young, having worked with the firm's financial services industry team for 17 years. A certified public accountant, Parrin has a bachelor's degree in accountancy from the University of Illinois at Urbana-Champaign. He is a member of the Minnesota Society of CPAs and the American Institute of CPAs. In the community, Parrin serves on the executive committee of the Children's Theatre Company board of governors.

     Dain Rauscher Corporation, one of the nation's largest full-service securities firms, has 1,200 investment executives and 3,700 employees. The company's broker-dealer, Dain Rauscher Incorporated, is now celebrating its 90th year. It serves individual investors and small business owners predominantly in the western half of the United States, and capital markets and correspondent clients in select markets throughout the nation. Dain Rauscher Incorporated is a member of the New York Stock Exchange and other major securities exchanges, as well as the Securities Investor Protection Corp. The company's common stock trades on the NYSE under the symbol DRC. Its headquarters are at Dain Rauscher Plaza, 60
S. Sixth St., Minneapolis, MN 55402-4422.

                                       ###


CONTACT:  Jennifer Driscoll, (612) 373-1647, or jdriscoll@dainrauscher.com

For biographies of the company's top executives and board of directors or for a copy of the news release about John Appel's new role in fixed income, visit www.dainrauscher.com/ir.

                                      # # #


CONTACT: Jennifer Driscoll, (612) 373-1647, or jdriscoll@dainrauscher.com